247MGI, Inc. Announces Business Objectives and Clarifies Stock Capitalization

FT. LAUDERDALE, Fla., Aug. 29, 2007 (PRIME NEWSWIRE) -- 247MGI, Inc. (Other OTC:TOFS.PK - News) is releasing this news in an ongoing effort to keep shareholders advised as to the company's business objectives as well as its current capitalization.

Matt Dwyer, 247MGI's Chief Executive Officer reported, ``I have received several inquiries as to why the Company has 500 million shares authorized, when will the Company resume trading on the OTCBB and what is the status of the acquisition with PurFusion.

``247MGI was going to complete a reverse merger with a company from China in 2006 that wanted the authorized shares to be increased to 500 million, it is not the intention or desire of 247MGI to issue this many shares or to cause severe dilution to our shareholders, which is why after we have completed our pending acquisitions we will reduce the amount of authorized shares to 100 million or less.

``In regards to the Company resuming trading on the OTCBB, we have been in contact with several of our market makers and believe we have resolved this issue, so we ask our shareholders to refer to the to the OTCBB daily list beginning September 13, 2007.

``In conclusion, as indicated in our 10K we have several acquisitions in various stages that we feel will be completed once we resume trading on the OTCBB. We are in contact with all parties on a daily basis and believe our shareholders will be rewarded for their patience.''

This media release may contain forward-looking statements regarding but not limited to management, market potential, distributor success, market size, international sales, including statements regarding the intent, belief or current expectations of 247MGI, Inc. and uncertainties that could materially affect actual results. Investors should refer to documents that the Company intends to file with the SEC for a description of certain factors that could change actual results. Investors should refer to factors that could cause actual results to vary from current expectations and the forward looking statements contained in this media release.

Contact:
247MGI Inc.
Matt Dwyer, Chairman and CEO
954-323-2516
mdwyer@247mgi.com